EXHIBIT 99.1

Contacts:	LHA	PhotoMedex, Inc.
	Kim Sutton Golodetz	Dennis McGrath, President & CFO
	212-838-3777	215-619-3287
	Kgolodetz@lhai.com	info@photomedex.com
or
Bruce Voss
310-691-7100
Bvoss@lhai.com
@LHA_IR_PR

PHOTOMEDEX SET TO JOIN THE RUSSELL 3000® AND MICROCAP® INDEXES

MONTGOMERYVILLE, Pa. (June 11, 2012)– PhotoMedex, Inc. (NasdaqGS and TASE: PHMD) today announced that it is set to join both the Russell 3000®and the Russell Microcap® Indexes when Russell Investments reconstitutes its family of U.S. Indexes on June 25, 2012.  Inclusion in the Russell 3000 and Microcap Indexes is determined by a company’s total market capitalization, and a preliminary list of 2012 additions was posted June 8th on www.russell.com. PhotoMedex expects to be included in the Russell 2000® Index when the final lists are announced.

Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000® Index and Russell Microcap Index. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

The Russell 3000 also serves as the U.S. component to the Russell Global Index, which Russell launched in 2007.

“Inclusion intheseRussell Indexesis an important step in the evolution of PhotoMedex and is expected to contribute to additional investor awareness and broaden our investor base,” said Dr. Dolev Rafaeli, chief executive officer of PhotoMedex.  “We have grown rapidly in the last few years and have successfully merged PhotoMedex and Radiancy last December.The merger allows us to apply Radiancy’s formidable consumer marketing expertise refined with the no!no! family of products to the legacy PhotoMedex products such as XTRAC® and Neova®, while tapping PhotoMedex’s direct sales representatives to sell Radiancy’s professional products.”

Russell Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.  According to Russell, an industry-leading $3.9 trillion in assets are currently benchmarked to these Indexes.

Total returns data for the Russell 3000 Index is available at http://www.russell.com/indexes/data/US_Equity/Russell_US_Index_returns.asp.

About Russell

Russell Investments (Russell) is a global asset manager and one of only a few firms that offers actively managed, multi-asset portfolios and services that include advice, investments and implementation. Working with institutional investors, financial advisors and individuals, Russell’s core capabilities extend across capital markets insights, manager research, Indexes, portfolio implementation and portfolio construction.

Russell has approximately $155 billion in assets under management (as of 3/31/2012) and works with 2,400 institutional clients, more than 580 independent distribution partners and advisors, and individual investors globally. Founded in 1936, Russell is a subsidiary of The Northwestern Mutual Life Insurance Company.

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Safe Harbor

Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties.Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.